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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 14D-9

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                                   ----------

                        WESTIN HOTELS LIMITED PARTNERSHIP
                            (Name of Subject Company)

                        WESTIN HOTELS LIMITED PARTNERSHIP
                      (Name of Person(s) Filing Statement)

                                   ----------

                     UNITS OF LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                   960 377 109
                       (CUSIP Number of Class Securities)

                                   ----------

                                  THOMAS SMITH
                               WESTIN REALTY CORP.
                  C/O STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                             1111 WESTCHESTER AVENUE
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 640-8100

                                    Copy to:

                                MICHAEL A. GORDON
                         SIDLEY AUSTIN BROWN & WOOD LLP
                                 BANK ONE PLAZA
                            10 SOUTH DEARBORN STREET
                             CHICAGO, ILLINOIS 60603
                                 (312) 853-7000
       (Name, Address and Telephone Number of Person Authorized to Receive
     Notices and Communications on behalf of the Person(s) Filing Statement)


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      This Amendment No. 2 amends and supplements the
Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on August 1, 2003 by Westin Hotels Limited Partnership, a Delaware limited partnership (the "Partnership"), relating to the tender offer by Kalmia Investors, LLC, a Delaware limited liability company, Merced Partners Limited Partnership, a Delaware limited partnership, Smithtown Bay, LLC, a Delaware limited liability company, Global Capital Management, Inc., a Delaware corporation, John D. Brandenborg and Michael J. Frey (collectively, the "Purchaser"), disclosed in a Tender Offer Statement on Schedule TO filed with the SEC on July 24, 2003, as amended by Amendment No. 1 to the Schedule TO filed with the SEC on July 30, 2003, Amendment No. 2 to the Schedule TO filed with the SEC on August 5, 2003 and Amendment No. 3 to the Schedule TO filed with the SEC on August 18, 2003 (collectively, the "Schedule TO").

ITEM 9. EXHIBITS.

  Exhibit No.                              Description
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
     (a)(4)       Text of Press Release dated August 28, 2003 issued by the Partnership.



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                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated August 28, 2003

                                        WESTIN HOTELS LIMITED PARTNERSHIP

                                        By:  WESTIN REALTY CORP.
                                             General Partner

                                             By:  /s/ Alan M. Schnaid
                                                 ---------------------------
                                                 Alan M. Schnaid
                                                 Vice President






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